Exhibit 10.24
Vontier Employment Services LLC
c/o 5438 Wade Park Blvd., Suite 600
Raleigh, NC 27607

May 16, 2022

Aaron Saak

Dear Aaron:

I am delighted to formally offer you the role of President & CEO, Software Solutions and Mobility. This is a very exciting time, and we are confident you will continue to make major contributions to Vontier. Your role will continue to be based in Boston, MA and report to Mark Morelli, Chief Executive Officer subject to periodic review.

Please allow this letter to serve as documentation of your promotion effective May 30, 2022

Base Salary: Your base salary will be paid at the annual rate of $615,000, subject to periodic review, and payable in accordance with Vontier’s usual payroll practices.

Incentive Compensation: You are eligible to participate in the Vontier Incentive Compensation Plan (“ICP”) with a target bonus of 100% of your annual base salary, subject to periodic review. Your final ICP payout will be prorated effective with this change in target. Normally, ICP payments are made during the first quarter of the following calendar year. This bonus is based on a Company Financial Factor and a Personal Performance Factor which are determined each year.

Annual Equity Award: A recommendation was approved by the Compensation and Management Development Committee of the Board of Directors to grant you an equity award as part of our annual equity compensation program at its meeting where annual equity is considered. Our typical annual grant cycle is in February each year. The target award value of this annual grant for 2023 plan year would be $1,000,000.

Any annual equity awards will be solely governed by the terms and conditions set forth in the Vontier 2020 Stock Incentive Plan and in the particular form of award agreement required to be signed with respect to each award. The Company cannot guarantee that any equity granted to you will ultimately have any particular value.

You will be eligible for future equity awards, in accordance with the terms of Vontier Corporation 2020 Stock Incentive program, at a target award value commensurate with your level. Your participation and the specific terms of your participation in Vontier’s Stock Incentive Plan will be determined is the sole discretion of the Compensation and Management Development Committee of the Board of Directors.

Recognition Equity Award: The Compensation and Management Development Committee also approved a special one-time grant of RSUs to be made May 16, 2022 to acknowledge your role in the recent acquisition of Newco. This grant has a value of $500,000 and will vest 50% after year one and 50% after year two. The 20-day average stock price leading up to an including May 16, 2022 will be used to determine the number of shares granted.

We are very excited in your leadership with Vontier and the platform. We are confident you will continue to be an integral part of our transformation.

Sincerely yours,

/s/ Amy Plasha 5/19/2022
Amy Plasha
Chief Human Resources Officer

Aaron Saak

May 16, 2022

Acknowledgement

Please acknowledge that you have read, understood and accept this offer of at will employment by signing and returning it to me, along with the above-referenced signed documents no later than May 23, 2022.

/s/ Aaron Saak
Signature

5/23/2022
Date